SALOMON INC


Contact:          Robert F. Baker
                  212-783-6299


For Immediate Release

NEW YORK, September 12, 1996 - Berkshire Hathaway has advised us that, as described in a Schedule 13D filing made by it today, it presently expects to convert its 1996 tranche of 140,000 Salomon Inc preferred shares. Berkshire has also stated in the Schedule 13D that it might, at some point in the future, sell notes exchangeable for Salomon Inc common stock at a premium above the market price of such stock at the time the notes were issued. At Berkshire's request we have filed with the Securities and Exchange Commission a shelf registration statement that, when effective, would permit Berkshire to deliver Salomon Inc common stock in exchange for $400 million of notes that it might sell. We understand from Berkshire that whether any such transaction is effected will depend on the specific price and terms that are available in the context of market conditions. Even if Berkshire concludes, as its 13D filing said it might, to effect the exchangeable notes transaction or otherwise to dispose of some of its Salomon Inc common stock, Berkshire has stated that it expects to remain a large shareholder and that Warren Buffett and Charles Munger expect to remain on the Board. Robert E. Denham, Salomon Inc's CEO, stated: "We are pleased to receive early advice of Berkshire Hathaway's expectation that it will convert the 1996 tranche of convertible preferred stock. We look forward to Berkshire remaining a large shareholder and to continuation of the contributions of Warren Buffett and Charles Munger on our Board."


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(Footnote)

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. A copy of the prospectus may be obtained by contacting the Salomon Equity Syndicate Desk.